Exhibit 10.6

FIFTH AMENDMENT TO NEW LEASE

      This Fifth Amendment to New Lease ("Amendment") is entered into, and dated for reference purposes, as of July 11, 2008 (the "Execution Date") by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("Metropolitan"), as Landlord ("Landlord"), and PHARMACYCLICS, INC., a Delaware corporation ("Pharmacyclics"), as Tenant ("Tenant"), with reference to the following facts ("Recitals"):

      A. Landlord and Tenant are parties to that certain written lease comprised of the following: that certain Lease and Lease Termination Agreement dated as of June 14, 2000 (the "New Lease"), that certain First Amendment to New Lease dated as of April 10, 2001 (the "First Amendment"), that certain Second Amendment to New Lease dated as of June 29, 2001 (the "Second Amendment"), that certain Third Amendment to New Lease dated as of February 5, 2003 (the "Third Amendment") and that certain Fourth Amendment to New Lease dated as of August 14, 2006 (the "Fourth Amendment") for the premises more particularly described therein of 64,776 rentable square feet ("RSF") located at 995 and 999 E. Arques Avenue, Sunnyvale, California ("Existing Premises"). The New Lease, as amended, is referred to herein as the "Existing Lease."

      B. Landlord and Tenant desire to surrender a portion of the Existing Premises defined in the First Amendment as "Expansion Space A," and referred to herein as Expansion Space A, add an expansion space to the Existing Premises previously defined in the Second Amendment as "Expansion Space B," however for purposes of this Amendment shall hereinafter be defined as the "Expansion Space C" and provide for extension of the Lease Term and other amendments of the Existing Lease as more particularly set forth below.

      NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      Section 1. Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term "New Lease" as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment, except as expressly provided in this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

      Section 2. Retroactive Effect. Landlord and Tenant have executed this Amendment on the respective dates set forth below their respective signatures at the end of this Amendment, but intend and agree that it shall be effective as of July 1, 2008 with the same force and effect as if executed on that date. Promptly after execution of this Amendment, Landlord shall bill Tenant for the amount of Monthly Installments of rent and all other rent due pursuant to this Amendment in excess of amounts actually paid by Tenant for the period from and after the Expansion Space C Commencement Date (defined below), and Tenant shall pay the amount due within ten (10) days after receipt of such bill. In the event that amounts actually paid by Tenant on after the Expansion Space C Commencement Date and before execution of this Amendment exceed the amount due pursuant to this Amendment, Landlord shall credit any such overpayment to rent next coming due from Tenant hereunder. Within a reasonable time after such execution, Landlord shall refund to Tenant any excess, and Tenant shall pay Landlord any shortage, in payments received from Tenant with respect to the period from the Expansion Space C Commencement Date through the date of such execution in comparison to payments due pursuant to this Amendment for the same period.

      Section 3. Surrender of 999 E. Arques Avenue.

      (a) Surrender Date.  On or before 11:59 p.m. on June 30, 2008 (the "Surrender Date"), except as set forth in Section 3(c)(i) below, Tenant shall vacate and deliver to Landlord exclusive possession of the portion of the Existing Premises which is located at 999 E. Arques Avenue, Sunnyvale, California ("Expansion Space A"), in broom clean condition, except that Landlord and Tenant acknowledge that cubicles and office furniture currently existing in Expansion Space A shall remain in the space following the Surrender Date. Tenant shall deliver to Landlord any plans and specifications, maintenance records, warranties, permits, approvals and licenses pertaining to the Expansion Space A or to any improvements remaining thereon, or to both (but not pertaining to Tenant's business conducted therein) in the possession of Tenant.

      (b) Obligations Until Surrender. Through and including the Surrender Date, (i) Tenant must continue to pay all Monthly Installment of rent and Additional Rent as they become due and payable under the Existing Lease, and (ii) all of the terms, covenants, agreements and conditions of the Lease remain in full force and effect with respect to the Expansion Space A. As of 11:59 p.m. on the Surrender Date, the surrender of the Expansion Space A will be deemed effective and the monetary obligations with respect to the Surrender Space must be prorated, billed and payable in the manner provided in the Existing Lease, in the same manner as would apply if the term of the Existing Lease expired on the Surrender Date with respect to the Surrender Space.

      (c) Effect on Existing Lease After Surrender Date. After the Surrender Date, the Existing Lease shall continue in full force and effect for the Lease Term upon and subject to all of the terms and provisions of the Existing Lease, as amended by this Amendment, including, without limitation, the following modifications of the Existing Lease:

(i) Tenant shall have no right to possession, use or lease of the Expansion Space A, or any options or other rights with respect to the Expansion Space A, except that Landlord shall allow Tenant access to Expansion Space A after the Surrender Date for the following: (v) access and use of the server room and the small room next to the server room which contains the fire suppression system, and the relocation of the server room to the Remaining Premises (defined below), which relocation shall be completed by no later than August 1, 2008; (w) general access by employees of Tenant through July 11, 2008; and (x) maintenance and movement of the small switch and T1 line (the location of which is shown on Exhibit D attached hereto) in the server room which shall be completed no later than September 18, 2008. Landlord will instruct its contractor to not cut the T1 line until the earlier of (y) the date the T1 line moved or (z) September 19, 2008. Tenant shall notify Landlord of its desired time(s) of entry to movement of the T1 line and shall submit for Landlord's approval the name(s) of the contractor(s) who will perform such work. All such access and work described in this subsection shall be permitted as long as such entry will not interfere with the timely and orderly construction and completion of the work to be undertaken by Landlord in Expansion Space A. Tenant shall be responsible for and be required to reimburse Landlord for its pro rata share of the electrical costs incurred in Expansion Space A through and until the completion of such relocation of the server room within ten (10) days of demand therefor. Such entry shall be without payment of Monthly Installments of rent or Rent Adjustments, but such entry and all acts and omissions in connection with it are subject to and governed by all other provisions of the Existing Lease, including Tenant's indemnification obligations, insurance obligations, obligations under Sections 6, 13 and 14;

(ii) the regular Monthly Installment of rent and Additional Rent allocable to the Expansion Space A shall no longer accrue; and

(iii) the rentable area of the Existing Premises is reduced by 32,256 RSF. The premises after the Surrender Date is conclusively presumed to be 32,520 RSF (the "Remaining Premises") located at 995 E. Arques Avenue.

      (d) Holding Over.  In the event that Tenant fails timely to vacate and deliver exclusive possession of the Expansion Space A to Landlord by the Surrender Date as required under this Amendment and the Existing Lease, then:

(i) Such holding over shall not constitute a renewal, extension, a month to month tenancy or other permitted tenancy, but such continued possession shall be subject to the other covenants, conditions and agreements of the Lease, except as otherwise expressly provided in this Amendment. Tenant shall be deemed to be holding over with respect to the Expansion Space A without the express written consent of Landlord and shall be liable to Landlord for rent with respect to the Expansion Space A at the holdover rate provided in the Lease and shall indemnify Landlord against loss or liability resulting from any delay of Tenant in not surrendering such premises on the Surrender Date, including, but not limited to, additional costs or losses incurred by Landlord in preparing such space for third parties to whom it is now or hereafter leased, any amounts required to be paid to third parties who were to have occupied all or part of such premises, Landlord's loss of income and profit if payment of rent is deferred or delayed under any lease to a third party, or if any such lease is cancelled or lost, due to Tenant's failure timely to vacate and deliver possession, and any attorneys' fees related to the foregoing.

(ii) Such failure shall constitute an event of default and breach of the Lease without any applicable grace period, notice from Landlord or period to cure; and

      (e) No Release. Notwithstanding any provision of the foregoing to the contrary, neither this Amendment nor the acceptance by Landlord of the Expansion Space A shall in any way:

(i) be deemed to excuse or release Tenant from any obligation or liability with respect thereto (including, without limitation, any obligation or liability under provisions of the Lease to indemnify, defend and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Lease) which obligation or liability (i) first arises on or prior to the date on which Tenant delivers to Landlord possession of the Expansion Space A, or (ii) arises out of or is incurred in connection with events or other matters which took place on or prior to such date, or

(ii) affect any obligation under the Lease which by its terms is to survive the expiration or sooner termination of the Lease.

      Section 4. Extension of Term; Monthly Installments; Tenant's Pro Rata Share.

      (a) Landlord and Tenant acknowledge and agree that, before giving effect to this Amendment, pursuant to the Existing Lease, the Expiration Date of the Lease Term of the Existing Lease is scheduled to be December 31, 2009. Notwithstanding any provision of the Existing Lease to the contrary, the Existing Lease is hereby amended to provide that the Lease Term of this Lease with respect to the Remaining Premises shall continue for a term of twenty-four (24) months (the "Third Extended Term") beginning on January 1, 2010 (the "Third Extended Term Commencement Date") and expiring on December 31, 2011 (hereafter, the "Expiration Date" with respect to the Third Extended Term), unless sooner terminated pursuant to the terms of the Lease. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension, and any such provisions, options or rights for renewal or extension provided in the Existing Lease are hereby deleted as of the Execution Date except for the Right of Negotiation set forth in Section 2(g) of the Third Amendment. The defined term "Lease Term" in the Existing Lease shall be deemed to include the Third Extended Term.

      (b) Monthly Installment of rent for Third Extended Term and Modification to Monthly Installment of rent for current Term. Notwithstanding any provision of the Existing Lease to the contrary, commencing on July 1, 2008 and continuing through the Expiration Date of the Third Extended Term:

(i) the amount of Monthly Installments of rent due and payable monthly by Tenant for the Remaining Premises shall be as follows:

Period from/through	Monthly Rate	Monthly Installment
7/1/08 - 6/30/09	$1.59/NNN	$51,706.80
7/1/09 - 6/30/10	$1.62/NNN	$52,682.40
7/1/10 - 6/30/11	$1.65/NNN	$53,658.00
7/1/11 - 12/31/11	$1.69/NNN	$54,958.80

      Section 5. Lease of Expansion Space C.

      (a) Lease; Definition of Expansion Space C. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord Expansion Space C (defined below) upon and subject to all of the terms, covenants and conditions of the Existing Lease except as expressly provided herein. "Expansion Space C" is the space with a current address of 997 E. Arques Avenue, Sunnyvale, California. Landlord and Tenant hereby agree that Expansion Space C is conclusively presumed to be 15,000 RSF (as shown on Exhibit B).

      (b) Condition; Commencement Date; Term; Rent; Other Provisions. Notwithstanding any provision of the Existing Lease to the contrary, the following provisions shall govern Expansion Space C:

            (1) AS IS Condition; Landlord Work; Bill of Sale. Landlord shall deliver Expansion Space C to Tenant in its AS IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding Expansion Space C, and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, including, without limitation, any improvement or repair required to comply with any laws, codes, building codes, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof (collectively, "Laws"), including without limitation, the Americans with Disabilities Act of 1990 (42 U.S.C. Sec. 12101 et. seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA"). Tenant acknowledges that Landlord shall convey to Tenant all the furniture and personal property which currently exists in Expansion Space C pursuant to the Bill of Sale attached hereto as Exhibit C. The Bill of Sale shall be executed by Landlord and delivered to Tenant on the ESCCD (defined below).

            (2) Delivery; Commencement Date; Term. Landlord shall tender possession of Expansion Space C to Tenant, in the condition described in Section 3(b)(1) above, on July 1, 2008 (the "Projected Expansion Space C Commencement Date"). The date on which Landlord in fact tenders possession shall be the Expansion Space C Commencement Date ("ESCCD") and on such date Expansion Space C becomes a part of the Premises and Tenant's obligation commences to pay rent with respect to Expansion Space C. The Term of this lease of Expansion Space C (the "Space C Term") shall start on the ESCCD and continue until December 31, 2009.

            (3) Delayed or Early Delivery of Possession. If Landlord shall be unable to give possession of Expansion Space C on the Projected Expansion Space C Commencement Date by reason of the following: (i) all conditions have not been satisfied or waived as provided in Section 2 above; (ii) the holding over or retention of possession of any tenant, tenants or occupants, or (iii) for any other reason, then Landlord shall not be subject to any liability for the failure to give possession on said date. Under such circumstances the ESCCD and rent with respect to Expansion Space C shall not commence until Expansion Space C is made available to Tenant by Landlord, and no such failure to give possession on the Projected Expansion Space C Commencement Date shall affect the validity of this Amendment, the Existing Lease or the obligations of the Tenant under either. Expansion Space C shall be deemed to be delivered to Tenant in the event the Landlord Work, if any, is substantially complete, or if the delay in the availability of the Premises for occupancy shall be due to any Tenant delay and/or default on the part of Tenant. In the event of any dispute as to whether the Landlord Work, if any, is substantially complete, the decision of Landlord's architect shall be final and binding on the parties. Within thirty (30) days following the occurrence of the ESCCD, Landlord and Tenant shall enter into an agreement (the form of which is Exhibit A hereto) confirming such date. If Tenant fails to enter into such agreement, then the ESCCD shall be the date designated by Landlord in such agreement.

            (4) Tenant Work Generally. Landlord and Tenant acknowledge and agree that notwithstanding any provisions of the Existing Lease to the contrary: (a) Tenant may desire to do certain alterations, additions or improvements in connection with this Amendment, and for purposes of this Amendment any such work may be referred to as Tenant Work; (b) all Tenant Work, if any, shall be done subject to and in compliance with all conditions and provisions of this Amendment and of the Existing Lease with respect to alterations, improvements or additions in, on, abutting or to the Premises or any part thereof (herein referred to as "Alterations"). Without limiting the generality of the foregoing, Tenant shall be responsible for the suitability for the Tenant's needs and business of the design and function of all Tenant Work and for its design and construction in compliance with all Laws (as defined above in this Subsection (c)). In the event that any work by Tenant triggers any upgrades or modifications of existing improvements to comply with Laws in the Premises, in the Common Area, or in the "path of travel" to or from the Premises through the Common Area, Tenant shall be responsible for such upgrades and modifications, at Tenant's sole cost and expense. Tenant, through its architects and/or space planners ("Tenant's Architect"), shall prepare all architectural plans and specifications, and engineering plans and specifications, for the real property improvements to be constructed by Tenant in the Premises in sufficient detail to be submitted to Landlord for approval, and to be submitted by Tenant for governmental approvals and building permits and to serve as the detailed construction drawings and specifications for the contractor, including all changes from the As-Is condition of Expansion Space C.

      (c) Monthly Installment of rent for Expansion Space C Commencing Upon ESCCD. Notwithstanding any provision of the Existing Lease to the contrary, in addition to rent payable for the Existing Premises, Tenant shall pay Monthly Installments of rent for Expansion Space C, accruing on and after the ESCCD and monthly thereafter for the remaining Term of the Lease as set forth below:

      Period from/to Monthly Monthly Rate/RSF

      Month 01 -12/31/2009 $21,750.00 $1.45

Tenant shall pay Landlord all such installments at the time and in the manner required for Monthly Installments pursuant to the Existing Lease, provided, however, Tenant shall pay Landlord the first Monthly Installment for Expansion Space C (Twenty-one Thousand Seven Hundred Fifty and No/00 Dollars ($21,750.00)) concurrently with execution of this Amendment, and Landlord shall credit such payment against the first Monthly Installment due hereunder.

      (d) Tenant's Pro Rata Share. Notwithstanding any provision of the Existing Lease to the contrary, with the addition of Expansion Space C to the Remaining Premises, Tenant's Pro Rata Share is conclusively agreed to be 59.57%, and such increased Tenant's Pro Rata Share shall apply to all obligations which under the Lease Tenant pays on the basis of Tenant's Pro Rata Share and which accrue on and after the ESCCD.

      (e) Parking. Notwithstanding any other provision of the Existing Lease to the contrary, on and after the ESCCD, with respect to Expansion Space C, Tenant shall have the right to use, on a non-exclusive basis, all Parking Spaces located on the Parcel.

      (f) Suite & Directory Signage. Notwithstanding any provision of the Existing Lease to the contrary, on and after the ESCCD, Tenant shall have the right, at Tenant's sole cost, to directory board, suite signage, and other signage equivalent to the pre-existing signage with respect to Expansion Space C which Landlord permitted for the prior occupant.

      Section 6. Security Deposit and Letter of Credit. Tenant and Landlord acknowledge and agree that, as of the Execution Date of this Amendment, the Security Deposit required and held by Landlord pursuant to the Existing Lease is Seventy Three Thousand Four Hundred Ten Dollars ($73,410.00). As provided in Section 5 of the Existing Lease, provided that Tenant timely vacates and surrenders the Surrender Space, subject to Section 3 herein, and fully and faithfully complies with all obligations of the Lease, Landlord shall return to Tenant the Security Deposit, or any balance thereof not used, applied or retained by Landlord. Landlord acknowledges that as of the Execution Date it holds a Letter of Credit in the amount of Four Hundred Fifty Thousand Dollars ($450,000.00) (the "Letter of Credit"). Notwithstanding any provision of the Existing Lease to the contrary, Tenant shall reduce the amount of the Letter of Credit to the amount of Two Hundred Ninety Thousand Dollars ($290,000.00) and shall keep the Letter of Credit in full force and effect through and including February 14, 2012. Within 30 days after the Execution Date, Tenant shall deliver to Landlord a written amendment of the Letter of Credit amending the amount of the Letter of Credit to Two Hundred Ninety Thousand Dollars ($290,000.00) and deleting the reference to December 31, 2010 as the date beyond which the Letter of Credit will not be automatically renewed and inserting in its place February 14, 2012.

      Section 7. "AS IS" Condition. Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby leases for the Third Extended Term and accepts the Remaining Premises in its "AS IS" condition existing on the Execution Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation. Tenant acknowledges that Tenant presently occupies the Remaining Premises.

      Section 8. Ratification. Tenant represents to Landlord, as of the Execution Date, that: (a) the Lease is in full force and effect, has not been modified except as provided by this Amendment, and represents the entire agreement between the parties as to the Premises; (b) there are no defaults or unfulfilled obligations on the part of Landlord under the Lease and Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder; (c) Tenant is in possession of the entire Premises and has not transferred, assigned or sublet any portion thereof, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant; and (d) there are no existing defenses or offsets or, to the Tenant's knowledge, claims or any basis for a claim, that Tenant has against Landlord.

      Section 9. Brokers. Notwithstanding any other provision of the Lease to the contrary, Landlord and Tenant each respectively represents that it has had no dealings with any real estate broker or agent in connection with this Amendment, and it knows of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Tenant agrees to indemnify, protect, defend and hold harmless Landlord against and from all claims, liability, loss, damage, cost and expense arising out of any claims for brokerage commissions or fees by any broker or agent claiming to represent or to have dealt with Tenant in connection with the subject matter of this Amendment. Landlord agrees to indemnify, protect, defend and hold harmless Tenant against and from all claims, liability, loss, damage, cost and expense arising out of any claims for brokerage commissions or fees by any broker or agent claiming to represent or to have dealt with Landlord in connection with the subject matter of this Amendment. The foregoing representations and obligations shall survive the expiration or sooner termination of the Lease.

      Section 10. Time of Essence. Without limiting the generality of any other provision of the Lease, time is of the essence to each and every term and condition of this Amendment.

      Section 11. Attorneys' Fees. Each party to this Amendment shall bear its own attorneys' fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease as amended, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys' fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

      Section 12. Effect of Headings; Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

      Section 13. Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

      Section 14. Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant's authority.

      Section 15. Counterparts. This Amendment may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it. The parties contemplate that they may be executing counterparts of this Amendment transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:

PHARMACYCLICS, INC.,
a Delaware corporation

By: /s/ RICHARD A. MILLER

      Print Name: Richard A. Miller, MD

      Title: President & CEO
      (Chairman of Board, President or Vice President)

By: /s/ LEIV LEA

      Print Name: Leiv Lea

      Title: Vice President, Finance & CFO
      (Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation By: /s/ JOEL R. REDMON Print Name: Joel R. Redmon Title: Director